FORM OF EXHIBIT A

                      FIFTH THIRD INTERNATIONAL EQUITY FUND

                            Sub-Adviser Fee Schedule

The Sub-Adviser (Morgan Stanley Dean Witter Investment Management Inc.) for services under the Sub-Advisory Agreement shall be paid an annual investment advisory fee equal to .45 of 1% of the Funds average daily net assets.

The fee shall be accrued daily at the rate of 1/365th of .45 of 1% applied to the daily net assets of the Fund and paid monthly on the last day of each month.

FIFTH THIRD ASSET MANAGEMENT                MORGAN STANLEY DEAN WITTER
INC.                                        INVESTMENT MANAGEMENT INC.

By:____________________________             By:___________________________

Title:                                      Title:

Date: __________________________            Date: __________________________


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